Exhibit 99.1

Beyoncé, Pink, Indie Arie Grammy Nominated Producer Teams with Next Galaxy to Create Reality Show for Oculus Rift on CEEK Platform

Miami FL.,Next Galaxy Corp. (OTCQB: WILS) ("NGC"), a leading technology and content solutions company developing dynamic, innovative experiences for consumers, is pleased to announce that Grammy nominated music producer Willie "Bum Bum" Baker through his new production company New Revolt has entered into partnership with Next Galaxy Corp to create a series of reality shows featuring various musical artists for the CEEK platform, a fully immersive social entertainment platform in development for accessing Virtual Reality and Augmented Reality content.  The "docu-series" will be shot with 360 cameras to create the most intimate and immersive experience and designed for viewing through Virtual Reality headgear, such as the Oculus Rift.

"Collaborating with multi-platinum super producer Willie 'Bum Bum' Baker, who has worked with the likes of Beyoncé, Pink, India Arie and many others is truly exciting for us.  Attracting the top shelf of the industry to CEEK is indicative of the types of experiences you can expect to see on the CEEK platform. We have a very long list of exciting original programs planned that are bound to push immersive experiences to the limit," stated Next Galaxy President Mary Spio.

The series will feature both iconic stars and upcoming artists, and allow viewers to take a virtual step inside their experiences.  "The world never gets to see the process of a megastar as their star rises; that's the amazing part for which only a select few are ever privy.   Through this groundbreaking series, viewers will be able to experience their heroes in a whole new way and come along to witness the birth of various superstars," commented Willie Baker.

"The CEEK platform is extremely exciting for delivering intimate fly-on-the-wall type content. To look around and be there in the room with your favorite artist is simply mind blowing. Once you've experienced fully immersive content, it becomes very difficult to go back to regular standard video. CEEK is going to transition Virtual Reality to the mainstream masses with this type of content and am thrilled to be a part of it," Mr. Baker further added.

During his two decades in the music business, multi-platinum Grammy-nominated Willie Baker worked with music mogul LA Reid, CEO of Epic Records, a division of Sony Music Entertainment from 1997 to 2005. Willie has also worked with Johnny Wright, the man behind megastars like Britney Spears, Justin Timberlake and Jonas Brothers. Mr. Baker has written and produced music for Destiny's Child, Pink, BoyzIIMen, India Arie, Blaque, Jump 5, Divine and Menudo, to name a few.  He is credited with feature film scores (The Way Back Home, Elektra, Fantastic Four, We Were Soldiers), television soundtracks for Disney, Nickelodeon, Universal and Fox and has a Billboard #1 single and several charting songs.  He has been named #83 by Billboard as one of rock era's best songwriters. His new production company New Revolt is featuring launching new stars such as Jessta James, a Scottish Boy Band, a country Trio from Florida and 14 year old pop princess Maeta Rose.

About Next Galaxy Corp.:
Next Galaxy Corporation is an entertainment technology company and leading developer of dynamic, innovative Augmented and Virtual Reality software solutions. The Company's flagship consumer product in development is CEEK, a next-generation immersive media platform featuring a first-in-class combination of live, virtual and augmented events and activities. We are creating a platform to simulate the communal experiences of attending live events, such as concerts, sporting events or business conferences through Virtual and Augmented Reality. In short, we are building the social landscape of the future.

Forward-looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that Wiless Controls Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ from those contained in the forward-looking statements.

Contact:
Tina Brown
Next Galaxy Corp
+1-877-407-9797
Tina@ceek.com